Exhibit 4.30

EXCLUSIVE CALL OPTION AGREEMENT

This Exclusive Call Option Agreement (this “Agreement”) is made and entered into by the Parties below on September 3, 2020.

(1)              Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd., a company with limited liability duly incorporated and validly existing under the PRC laws with its registered address at Room 229, 2nd Floor, Building No. 14, South District of No. 46 Zhongguancun South Street, Haidian District, Beijing (“Party A”);

(2)    Jiatianxia Credit Management Co., Ltd., a company with limited liability duly incorporated and validly existing under the PRC laws with its registered address at 12th Floor, Zhongchuanzhonggong Mansion, No.966 Qingsheng Road, Tianjin Pilot Free Trade Zone (Central Business District), Tianjin (Trusteeship No. 0192, Yujiabao Business Secretary Co., Ltd., Tianjin Free Trade Zone) (“Party B”);

(3)             Shouzheng Credit Rating Co., Ltd., a company with limited liability duly incorporated and validly existing under the PRC laws with its registered address at Room 1101, 11th Floor, Building No. 2, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing (“Party C”); and

(4)              China Index Holdings Limited, a company with limited liability duly registered and validly existing under the Cayman laws with its registered address in Cayman Islands (“Party D”);

In this Agreement, Party A, Party B, Party C and Party D are each referred to as a “Party” and collectively, the “Parties.”

WHEREAS:

1.                   Party B holds 67% equity interests in Party C.

2.                   Party A and Party C entered into an exclusive technical consultancy and services agreement (the “Exclusive Technical Consultancy and Services Agreement”) on September 3, 2020.

Party B and Party A entered into an equity pledge agreement (the “Equity Pledge Agreement”) on September 3, 2020.

NOW, THEREFORE, the Parties through negotiations hereby agree as follows:

1.                   Transfer of Equity Interest

1.1            Granting of Rights

Party B hereby irrevocably grants Party A or one or more persons designated by Party A (each, a “Designated Person”) an irrevocable and exclusive right to purchase (the “Call Option”) from Party B the whole or a part of the equity interest in Party C held by Party B (the “Target Equity”) exercisable by Party A at its own option and at the price set forth in Article 1.3 herein pursuant to any applicable PRC laws. Unless the prior written consent of Party A and its Designated Person has been obtained, Party B shall not sell, transfer or dispose of the Target Equity in any way to any other person. Party C hereby agrees to Party B’s granting to Party A the Call Option. The reference to “person” in this Section and this Agreement are to a natural person, legal person or non-legal person entity.

1.2            Exercise Procedure

Party A shall exercise its Call Option in accordance with the relevant PRC laws and regulations. When exercising its aforesaid Call Option, Party A shall send to Party B a written notice (a “Notice of Equity Purchase”) and such Notice shall contain the following matters: (a) the decision of Party A to exercise the Call Option; (b) the number of shares to be purchased by Party A; and (c) purchase date and transfer date of the equity interests.

1.3            Equity Price

Unless valuation is required by applicable laws, the price for the Target Equity (the “Equity Price”) shall be equal to the actual amount of capital injection subscribed by Party B for the Target Equity.

1.4            Transfer of Target Equity

Whenever Party A is to exercise its Call Option:

(a)              Party B shall instruct Party C to hold a shareholders meeting in time, and a resolution shall be passed during such meeting that approves Party B’s transfer of its equity interests in Party C to Party A and/or its Designated Person.

(b)              Party B shall sign an equity interest transfer agreement with Party A (or its Designated Person, as applicable) in accordance with this Agreement and the Notice of Equity Purchase.

(c)               The relevant Parties shall sign all other necessary contracts, agreements or documents, obtain all necessary governmental approval and consent, take all necessary actions to transfer, without attaching any Security Interests, the ownership of the Target Equity to Party A and/or the Designated Person; and cause Party A and/or the Designated Person to become the registered owner of the aforesaid Target Equity. For the purposes of this Section and this Agreement, “Security Interests” include liens, warrants, mortgages, pledges, rights and interests of a third party, any right to purchase, right to procure, right of priority, right to setoff, withholding of ownership, or other security arrangement; provided, however, that the “Security Interests’’ exclude any lien or security interests under this Agreement and the Equity Pledge Agreement.

(d)              Before Party A and/or the Designated Person exercise the Call Option, Party B may, with the prior written consent of Party A and/or the Designated Person, transfer to a third party other than Party A and/or the Designated Person the Target Equity, and such third party shall succeed to all obligations, undertakings, representations and warranties of Party B under this Agreement as if it had been a Party hereof.

1.5            Payment

The parties to this Agreement agree that, from the effective date of this Agreement, Party A has the exclusive right to purchase, unless disclosed to Party A and with the prior written permission of Party A, in accordance with the provisions agreed in this Agreement, the entire equity interests of Party B in Party C at the minimum price allowed by the PRC laws and regulations and such purchase may be made by Party A or its designated third party at any time. Such exclusive right to purchase shall be granted to Party A after this Agreement is executed by the parties and becomes effective, and such authorization shall be irrevocable or unchangeable within the term of this Agreement once granted.

2.                   Undertakings in Relation to Equity Interest

2.1            Party C’s Undertakings

Party C hereby undertakes:

(a)              Without the prior written consent of Party A, Party C shall not supplement, amend or otherwise modify any document in any way that relates to the constitution of Party C, increases or reduces its registered capital, or changes the structure of its registered capital in any other way;

(b)              Party C shall maintain its corporate existence, operate and deal with its business diligently and effectively in accordance with good financial and commercial standards and practices;

(c)               Without the prior written consent of Party A, Party C shall not, in any way at any time after the execution of this Agreement, sell, transfer, mortgage or dispose of any of its legal rights and interests in relation to its assets, business or income, or allow the existence of any other Security Interests thereon;

(d)              Without the prior written consent of Party A, no debts may be incurred by, or be succeeded to or warranted or allowed to exist in, Party C, except the following debts: (i) debts incurred in the normal or daily business operations, and (ii) debts disclosed to and incurred with prior consent in writing by Party A;

(e)               Party C shall continue to operate all of its business normally in order to maintain the value of its assets, and may not perform any act or fail to perform an act that may materially affect its operations and the value of its assets;

(f)                Without the prior written consent of Party A, Party C may not sign any material contract, the value of which is over RMB 100,000, except for any contract in its normal course of business;

(g)               Without the prior written consent of Party A, Party C may not provide any loan or security/warranty for any other party;

(h)              Upon Party A’s request, Party C shall provide all materials in relation to its operations and financial condition to Party A;

(i)                  Party C shall, with Party A’s consent, purchase and maintain insurance, the amount and specific coverage of which shall be the same as those taken out by companies in similar businesses with similar properties or assets in the same area;

(j)                 Without the prior written consent of Party A, Party C may not consolidate or merge with any party, acquire any party, or invest in any party;

(k)              It shall forthwith notify Party A of any litigation, arbitration or administrative proceedings that happened or is to happen in relation to the assets, business and income of Party C;

(l)                  In order to maintain Party C’s ownership of all of its assets, Party C shall sign and deliver all necessary or proper documents, take all necessary or proper actions, lodge all necessary or proper complaints or raise all necessary or proper defenses against all claims;

(m)          Without the prior written consent of Party A, Party C may not declare or pay dividends to its of Party C, provided however that, upon Party A’s request, Party C shall forthwith distribute all of its distributable profits to its respective shareholders as permitted by laws and regulations (including but not limited to laws and regulations related to tax collection and management); and

(n)              Upon Party A’s request, Party C shall appoint the person designated by Party A to take up any directorship at Party C.

2.2            Party B’s Undertakings

Party B hereby undertakes:

(a)              Without the prior written consent of Party A, Party B shall not in any way at any time after the signing of this Agreement sell, transfer, mortgage or dispose of any of its legal rights and interests in relation to the equity interests in Party C held by Party B, or allow the existence of any other Security Interests therein, except for the pledge of the equity interests in Party C held by Party B under the Equity Pledge Agreement;

(b)              It shall cause the shareholders meetings of Party C not to approve, without the prior written consent of Party A, any action to sell, transfer, mortgage or dispose of any of its legal rights and interests in relation to any equity interests in Party C, or allow the existence of any other Security Interests therein, except for the pledge of such equity interests in Party C held by Party B under the Equity Pledge Agreement;

(c)               It shall cause the shareholders meetings of Party C not to approve, without the prior written consent of Party A, that Party C is to consolidate or merge with any party, acquire any party, or invest in any party;

(d)              It shall forthwith notify Party A of any litigation, arbitration or administrative proceedings that happened or is to happen in relation to the equity interests in Party C held by Party B;

(e)               It shall cause the shareholders meetings of Party C to vote for the transfer of the Target Equity under this Agreement;

(f)                In order to maintain the ownership of all of the equity interests held by Party B in Party C before transferring such equity interests to Party A, Party B shall sign and deliver all necessary or proper documents, take all necessary or proper actions, and raise all necessary or proper claims or all necessary or proper defenses against all claims;

(g)               Upon Party A’s request, Party B shall appoint the person designated by Party A to take up any directorship at Party C;

(h)              Upon Party A’s request, Party B shall unconditionally transfer its equity interests in Party C forthwith to Party A and/or the Designated Person and to disclaim and give up any preemptive or priority right to purchase Party C’s equity interests;

(i)                  Party B shall strictly comply with provisions in this Agreement and other contracts contemplated hereunder by the Parties jointly or separately, perform its obligations hereunder and thereunder, and not perform any act or fail to perform an act that may materially affect the validity and enforceability of this Agreement; and

(j)                 Upon Party A’s request, Party B shall forthwith pay all the distribution profits it has obtained from Party C to Party A.

3.                   Representations and Warranties

Party B and Party C hereby, on the signing date of this Agreement and each date of transfer of the Target Equity, jointly and severally represent and warrant to Party A as follows:

(a)              Each Party is legally competent and has the right to sign and deliver this Agreement, to sign pursuant to this Agreement any equity transfer agreement (collectively referred to as “Transfer Agreement”) to transfer the Target Equity, and to perform its obligations hereunder and under any Transfer Agreement. This Agreement and any Transfer Agreement, upon execution, shall be legal, valid and binding upon each Party and may be enforced against each Party in accordance with their terms and conditions;

(b)              The execution and delivery of this Agreement or any Transfer Agreement or the performance by each Party of its obligations hereunder or under any Transfer Agreement shall not (i) lead to a violation of any relevant PRC laws, (ii) be in conflict with or contradiction to the articles of association or any other constitutional documents of Party B and Party C, (iii) lead to a violation or breach of any contract or document of which Party B or Party C is a party or by which it is bound, (iv) lead to a violation of any conditions affecting the grant or validity of any license or approval of Party B or Party C, or (v) lead to the suspension or cancellation of any license or approval, or imposition of additional conditions for such license or approval;

(c)               Party B owns all of the equity interests in Party C, and unless permitted in the Equity Pledge Agreement, Party B has no Security Interests in the aforesaid assets;

(d)              Party C does not have any other unpaid debts, except for (i) debts incurred in its normal business operations and (ii) debts disclosed to and incurred with Party A’s prior consent in writing; and

(e)               No litigation, arbitration or administrative proceedings in relation to the equity interests in Party C or Party C’s assets are currently on-going, pending, or likely to occur.

4.                   Effective Date and Term

This Agreement shall come into force upon execution on the date first written above and shall remain valid for ten (10) years. It may be extended for an additional ten (10) years at Party A’s option. Thereafter, Party A is entitled to unilaterally extend the term of this Agreement in accordance with the aforementioned methods. Party B shall unconditionally consent to Party A’s decision to extend the term of this Agreement.

5.                   Governing Law and Dispute Resolution

5.1            Governing Law

The PRC law shall govern the execution, validity, interpretation, amendment, termination and resolution of disputes arising out of this Agreement. The PRC law referred to herein does not include the laws of Taiwan, the Hong Kong Special Administration Region or the Macau Special Administration Region.

5.2            Dispute Resolution

Any dispute arising out of this Agreement or other related disputes shall be settled first through friendly negotiations. If such dispute cannot be so settled within thirty (30) days after one Party sends a written notice to another Party, it may be submitted by either Party to the China International Economic and Trade Arbitration Commission and be arbitrated in Beijing, China in accordance with its arbitration rules. The arbitration award shall be accepted as final and binding upon all Parties.

6.                   Taxation and Expenses

Each Party shall bear any and all taxation, cost and expenses that occur to such Party under the PRC laws for the transfer and registration for the Target Equity and for the preparation and execution of this Agreement and any Transfer Agreement and the performance and completion of the transactions contemplated under this Agreement and any Transfer Agreement.

7.                   Notice

Any notice or other communication sent by any Party shall be written in Chinese, and sent by mail or facsimile transmission to the addresses of the other Parties set forth below or to other designated addresses previously notified by any such other Party. If any Party changes its address, it shall notify the other Parties of such change in a timely and effective manner. The dates on which such notices are deemed to have been effectively given shall be determined as follows: (A) Notices given by personal delivery shall be deemed effectively given on the date of personal delivery; (B) Notices sent by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark), or notices sent by a courier recognized by the Parties shall be deemed effectively given on the third (3rd) day after they were sent to such courier service agency; and (C) Notices sent by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission, as indicated on the document.

Party A: Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing
Fax: [REDACTED]
Tel: [REDACTED]
Attention: Yu Huang

Party B: Jiatianxia Credit Management Co., Ltd.

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing
Fax: [REDACTED]
Tel: [REDACTED]
Attention: Yan Jiang

Party C: Shouzheng Credit Rating Co., Ltd.

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing
Fax: [REDACTED]
Tel: [REDACTED]
Attention: Yu Huang

Party D: China Index Holdings Limited

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing
Fax: [REDACTED]
Tel: [REDACTED]
Attention: Yu Huang

8.                   Confidentiality

The Parties hereby acknowledge and confirm that any oral or written materials exchanged between the Parties in relation to this Agreement are confidential materials. Each Party hereby agrees that it shall keep confidential any other Party’s confidential materials. Without the prior written consent of such other Party, such Party shall not disclose to any third party such confidential materials, unless in the following cases: (a) such materials are known or to become known by public (not disclosed to public by such Party through its own fault); (b) applicable laws require disclosure of such materials; or (c) such materials are disclosed, in relation to the transactions contemplated in this Agreement, to such Party’s legal, financial and other consultants who are subject to similar confidentiality provisions. Any disclosure of such confidential materials by any working staff or institution of any Party shall be deemed as disclosure of confidential materials by such Party, and such Party shall bear responsibilities. This section shall remain valid whether or not this Agreement has terminated due to any reason.

9.                   Further Warranties

The Parties hereby agree to sign, as soon as possible, all reasonable and necessary documents or documents conducive to the Parties for the purposes of performing this Agreement, and further take all reasonable and necessary actions or actions conducive to the Parties for the purposes of performing this Agreement.

10.            Miscellaneous

10.1     Modification, Amendment and Supplement

Any modification, amendment and supplement to this Agreement shall be made upon written consent by the Parties.

10.2     Observance of Laws and Regulations

The Parties shall observe all PRC laws and regulations and confirm that each Party’s operations fully comply with such laws and regulations.

10.3     Complete Agreement

Except for the written modification, amendment and supplement to this Agreement after its signing, this Agreement shall constitute the complete Agreement made by the Parties in relation to the aforesaid matters.

10.4     Title

The titles in this Agreement are for convenience only and shall not be used for interpretation, description or other purposes that may affect the meanings of provisions herein.

10.5     Language

This Agreement is made in Chinese in five (5) originals.

10.6     Severability

If any of the terms or conditions hereunder or any portion thereof shall be invalid, illegal, or unenforceable under any applicable PRC laws, the validity, legality and enforceability of the remaining provisions hereunder shall not be in any way affected or impaired. The Parties shall negotiate in good faith to reach an agreement on a provision to replace the invalid. The economic effect resulting from such valid provisions shall be equal to that from the invalid, illegal or unenforceable provisions.

10.7     Successor

This Agreement is binding upon each Party’s successors and transferees of equity interest, as if they were the contracting Parties hereof.

10.8     Continuous Validity

Any obligations due or becoming due before the expiry of this Agreement shall continue to be valid after the expiry.

10.9     Non-waiver

The failure of any Party to exercise its rights to investigate the breach of any other Party in any specific case shall not be deemed a waiver of such rights in any other cases alike or not.

11. Special clause

All parties are aware and acknowledge that Party A is a wholly-owned subsidiary of Party D, and Party A is designated by Party D to enter into this Agreement.

The Parties agree that, to the extent permitted by PRC laws, Party D has the right to replace Party A at any time, or designate one or more persons (the “Designated Persons”) to replace Party A in accordance with steps determined by Party D at its own discretion, to succeed to all responsibilities, rights and obligations of Party A as agreed in this Agreement, i.e., Party D will replace Party A. In this regard, all Parties should cooperate, including but not limited to cooperating with Party D in executing relevant legal documents. The reference to “person” in this Section and this Agreement are to a natural person, legal person or non-legal person entity.

[Signature Page to Exclusive Call Option Agreement]

Party A (Seal): Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

Legal representative or authorized agent
(Signature):	/s/ Yu Huang

Party B (Seal): Jiatianxia Credit Management Co., Ltd.

Legal representative or authorized agent
(Signature):	/s/ Yan Jiang

Party C (Seal): Shouzheng Credit Rating Co., Ltd.

Legal representative or authorized agent
(Signature):	/s/ Yu Huang

Party D (Seal): China Index Holdings Limited

Legal representative or authorized agent
(Signature):	/s/ Yu Huang